Exhibit 5.1

OPINION OF COUNSEL AS TO LEGALITY OF SECURITIES BEING REGISTERED

May 24, 2006

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by salesforce.com, inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about May 19, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 additional shares of your Common Stock, $0.001 par value (the “Shares”), reserved for issuance pursuant to the 2004 Equity Incentive Plan (the “2004 Plan”) and the 400,000 Shares reserved for issuance pursuant to the 2006 Inducement Equity Incentive Plan (the “2006 Plan”). As your legal counsel, we have reviewed the actions taken and proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the 2004 Plan and 2006 Plan. We assume that the consideration received by you in connection with each issuance of the Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Shares or (ii) the portion of such consideration determined by the Company’s Board of Directors to be “capital” for purposes of the Delaware General Corporation Law.

It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the 2004 Plan and 2006 Plan, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/S/ Wilson Sonsini Goodrich & Rosati